Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-264499), the Registration Statement on Form S-8 (File No. 333-270355) and Amendment No. 4 to the Registration Statement on Form F-3 (File No. 333-267101) of our report dated May 1, 2023, relating to the consolidated balance sheet of ReTo Eco-Solutions, Inc. as of December 31, 2022, and the related consolidated statement of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the year ended December 31, 2022, which appear in such Registration Statement.

/s/ YCM CPA, Inc.

PCAOB ID 6781

Irvine, California

May 1, 2023